Exhibit 19.1

Insider Trading Policy

I.
INTRODUCTION
A.
Purpose

The purpose of this Insider Trading Policy (this “Policy”) is to help Definitive Healthcare Corp. and its subsidiaries (the “Company”) comply with U.S. federal and state securities laws relating to insider trading, as well as similar laws in other countries where the Company does business, and to preserve the reputation and integrity of the Company.

B.
What is Insider Trading?

Insider trading is illegal and prohibited. Insider trading occurs when a person who is aware of material non-public information about a company buys or sells that company’s securities or provides material non-public information to another person who then trades while aware of that information.

C.
What Securities are Subject to this Policy?

This Policy applies to trading in the Company’s securities (e.g., common stock, as well as options, puts, calls or other derivatives, whether or not issued by the Company) or any other type of securities that the Company may issue, such as preferred stock, debt, convertible debentures and warrants (collectively, “Company Securities”). This Policy also prohibits trading in the securities of another company if you become aware of material non-public information about that company in the course of your relationship with the Company.

D.
Who is Subject to this Policy?
(1)
Company Personnel

This policy applies to all directors, officers and employees of the Company and, to the extent advised by the Company that they are covered by the Policy, consultants and other agents (collectively, “Company Personnel”). The use of “you” throughout this Policy speaks directly to Company Personnel.

(2)
Family Members and Others Living In Your Household

This Policy also applies to (i) anyone who lives in the household of Company Personnel (whether or not family members) and (ii) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships, whose transactions are subject to your influence or control (collectively referred to as “Family Members”). Company Personnel are responsible for the transactions of their Family Members and therefore Company Personnel should inform their Family Members of the need to confer with them before they trade in Company Securities.

(3)
Controlled Entities

This Policy also applies to any entities or accounts that are under the control of Company Personnel or their Family Members, including corporations, partnerships or trusts (collectively, “Controlled Entities”), and transactions by such Controlled Entities should be treated for the purposes of this Policy as if they were for the account of the relevant Company Personnel or Family Member.

(4)
Designated Persons

In addition, as specified in Section IV of this Policy, Designated Persons (as defined below) are subject to additional restrictions relating to the prohibition on trading in Company Securities.

E.
Questions

Questions about this Policy or any proposed transaction or communication should be directed to the Chief Legal Officer or any individual designated by the Chief Legal Officer (the “Chief Legal Officer”).

F.
Individual Responsibility

You are responsible for complying with this Policy, including for determining whether you are aware of material non-public information. Any action on the part of the Company, the Chief Legal Officer or Company Personnel pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violation.”

II.
INSIDER TRADING
A.
Policy Prohibiting Insider Trading
•
No Trading if Aware of Material Non-Public Information. If you are aware of material non- public information about the Company, you may not, directly or indirectly, engage in any transactions in Company Securities.
•
No Recommendations. You may not recommend the purchase or sale of Company Securities to anyone at any time.
•
No Tipping. If you are aware of material non-public information about the Company, you may not communicate or pass (“tip”) that information on to others outside the Company, including Family Members and friends. The federal securities laws impose liability on any person who “tips” or communicates material non-public information (the “tipper”) to another person or entity (the “tippee”), who then trades on the basis of the information. Penalties may apply regardless of whether the tipper derives any economic benefits from the tippee’s trading activities.
•
Moreover, if you, in the course of your relationship with the Company, learn of material non- public information about another publicly traded company, including but not limited to a customer, supplier, partner of the Company or an economically-linked company such as a competitor of the Company, you may not trade in that company’s securities or share information about that company until the information becomes public or is no longer material to that other company.

For purposes of this Policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of securities in the public market, but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of securities, and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

B.
What is Material, Non-Public Information?
(1)
Identifying Material Information

As a general rule, you should consider material information as any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and you should carefully consider how a transaction may be construed by enforcement authorities who will have the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•
A proposed acquisition, sale, joint venture, merger or tender offer;
•
Large contracts, renewals and terminations;
•
Financial results or projected future earnings or losses;
•
Changes to earnings guidance or projections, if any;
•
A significant expansion or cutback of operations;
•
Significant changes to vendor or supplier pricing;
•
Extraordinary management or business developments;
•
Changes in executive management;

•
Major lawsuits or legal settlements;
•
Material cybersecurity incidents or privacy breaches;
•
Extraordinary customer quality claims;
•
The commencement or results of regulatory proceedings;
•
The gain or loss of a major supplier or key vendor;
•
Company restructuring;
•
Borrowing activities, including contemplated financings and refinancings (other than in the ordinary course);
•
A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•
The establishment, actual purchases, or the anticipated timing of purchases of a repurchase program for Company Securities;
•
A change in pricing or cost structure;
•
Major marketing changes;
•
A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•
Commercialization of a significant new product, process, or service;
•
Removal of product from the market;
•
The imposition of a ban on trading in Company Securities or the securities of another company; or
•
Impending bankruptcy or the existence of severe liquidity problems.

(2)
When Is Information Considered “Public”?

Information that has not been disclosed to the public is generally considered to be non-public information. For purposes of this Policy, “public disclosure” must be made by a method (or combination of methods) of disclosure reasonably designed to provide broad, non-exclusionary distribution of the information to the public, such as:

•
a press release distributed through a widely disseminated news or wire service.
•
an Exchange Act filing with the SEC, such as a Form 8-K, an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a proxy statement; or

•
an announcement made at a conference call or webcast, if the public is given adequate advance notice of the conference call or webcast, which is reasonably designed to provide broad, non-exclusionary distribution of the conference call or webcast e information to the public.

An adequate advance notice of a conference call or webcast, including quarterly earnings calls, must include the date, time, subject matter intended to be discussed and access information. In addition, it should indicate whether a transcript or re-play of the conference or call will be available to the public after it has occurred via the Company’s website, and state for how long it will be available. Public notice should be provided, to the extent practicable, at least 48 hours ahead of the webcast or call.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after one full trading day has elapsed since the information is released. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.

If you have any question as to whether information is material or is publicly available, please err on the side of caution and direct an inquiry to the Chief Legal Officer.

If you have any question as to whether information is material or is publicly available, please err on the side of caution and direct an inquiry to the Chief Legal Officer.

III.
BLACKOUT PERIODS

All Company Personnel are prohibited from engaging in transactions involving Company Securities during the following periods (the “Blackout Periods”):

•
The period in each fiscal quarter commencing on the fifteenth day of the third calendar month (i.e., March 15, June 15, September 15 and December 15) and ending after the first full trading day has elapsed after public disclosure of the financial results for such fiscal quarter or year. If public disclosure occurs on a trading day after the markets open, then such date of disclosure shall not be considered the first full trading day with respect to such public disclosure. For example, trading would be permissible on a Tuesday following a Monday release before trading hours and on a Wednesday following a Monday release during or after trading hours.
•
Any other period designated in writing by the Chief Legal Officer.

If you are made aware of the existence of an event-specific Blackout Period, you should not disclose the existence of such Blackout Period to any other person.

IV.
CERTAIN ADDITIONAL RESTRICTIONS
A.
Designated Persons

All Designated Persons are subject to Pre-Clearance restrictions described in this Section IV. The following are “Designated Persons”:

•
All directors and officers (as defined in Rule 16a-1(f) of the Exchange Act) of the Company (each, a “Section 16 Person”).
•
Company Personnel in key financial reporting or communication roles and such other persons, in each case, as may be designated from time to time by the Chief Legal Officer (designated individuals will be identified and contacted through a separate memorandum).
B.
Pre-Clearance

All Designated Persons must clear all transactions in Company Securities by them, their Family Members and their Controlled Entities, including stock option exercises, gifts, and adoption of 10b5- 1 Trading Plans (as defined below) and Non-10b5-1 Trading Plans (as defined below), with the Chief Legal Officer before the trade may occur. The Chief Legal Officer may designate and provide notice to other key employees who may, from time to time, be subject to the pre-clearance procedures under this Policy.

Designated Persons seeking to pre-clear a trade in Company Securities must notify the Chief Legal Officer (or his/her designee) in writing of the desire to conduct a trade at least two (2) business days before the date of the proposed transaction. Designated Persons should be prepared to provide the dates on which the proposed transactions are expected to occur and to identify the broker- dealer or any other investment professional responsible for executing the trade. The Chief Legal Officer (or his/her designee) will inform the requesting individual of a decision with respect to the request as soon as possible after considering all the circumstances relevant to his/her determination. The Chief Legal Officer (or his/her designee) is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If the Chief Legal Officer (or his/her designee) has not responded to a request for pre-clearance, do not trade in the Company Securities. If approved, the transaction must occur within five (5) business days after receipt of approval (so long as the transaction is not during a Blackout Period). If permission is denied, refrain from initiating any transaction in Company Securities, and do not inform any other person of the restriction. Pre-clearance requests will not be granted during a Blackout Period.

Even if approval to trade pursuant to the pre-clearance process is obtained in writing, or pre- clearance is not required for a particular transaction, Designated Persons may not trade in Company Securities if they are aware of material, non-public information about the Company.

C.
Other Prohibited and Special Transactions

In addition to the other restrictions and prohibitions contained in this Policy, all Company Personnel may not:

•
Short-Term Trading: Sell any Company Securities of the same class during the six months following a purchase of any Company Securities of that class (or vice versa). Shares purchased through the Company are not subject to this restriction.
•
Short Sales: Engage in short sales (selling securities that you do not own, with the intention of buying the securities at a lower price in the future) of Company Securities. In addition, Section 16(c) of the Exchange Act prohibits Section 16 Persons from engaging in short sales.
•
Publicly Traded Options: Engage in Company Securities in the form of puts, calls, or other derivative securities, on an exchange or in any other organized market.
•
Pledging: Pledge, hypothecate, or otherwise encumber shares of Company Securities as collateral for indebtedness. This includes but is not limited to holding such shares in a margin account or any other account that could cause Company Securities to be subject to a margin call or otherwise be available as collateral for a margin loan.
•
Hedging: Purchase a financial instrument or entering into any transaction that is designed to hedge, establish downside price protection or otherwise offset declines in the market value of Company Securities, including puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds (excluding broad-based index funds) and other financial instruments that are designed to or have the effect of hedging or offsetting any decrease in the market value of Company Securities.
•
Standing and Limit Orders: Place standing or limit orders on Company Securities outside of a properly established Rule 10b5-1 Plan (as defined in Section III.F below).

D.
Transactions under Company Plans

The limitations of this Policy do not apply to the following, except as specifically noted:

•
Stock Option Exercises: The trading restrictions in this Policy, including those imposed during Blackout Periods, do not apply to the exercise of options granted under the Company’s equity compensation plans using cash to pay the exercise price or, where permitted under the applicable award agreement, by a net exercise transaction with the Company. This Policy does, however, apply to any sale of stock as part of a broker- assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
•
Tax Withholding Transactions: This Policy does not apply to the surrender of shares directly to the Company as permitted by the Company to satisfy tax withholding obligations as a result of the issuance of shares upon exercise or vesting of stock options, restricted stock units or other equity awards granted under the Company’s equity compensation plans. This Policy does, however, apply to any market sale of the stock received upon exercise or vesting of any such equity awards.
•
401(k) Plan: Purchases of Company Securities in the Company’s 401(k) plan resulting from periodic contribution of money to the plan pursuant to standard payroll deduction elections. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company’s stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company’s stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
•
Employee Stock Purchase Plan: Purchases of Company Securities in any employee stock purchase plan resulting from periodic contribution of money to the plan pursuant to the election made at the time of enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that elections to participate by lump sum payment were made at the beginning of the applicable enrollment period. This Policy does apply, however, to elections to participate in the plan for any enrollment period, and to sales of Company Securities purchased pursuant to the plan.

E.
Planned Trading Programs

Under Rule 10b5-1 of the Exchange Act, Company Personnel may establish a trading plan under which a broker is instructed to trade Company Securities based on pre-determined criteria (a “10b5-1 Trading Plan”). So long as a 10b5-1 Trading Plan is properly established, trading of Company Securities pursuant to that 10b5-1 Trading Plan is not subject to this Policy, including additional pre- clearance and closed trading window restrictions. To be properly established, a 10b5-1 Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines established by the Company at a time when the Company is not in a Blackout Period and the Company Personnel adopting the plan is not otherwise aware of any material, non-public information relating to the Company. Moreover, all 10b5-1 Trading Plans must be reviewed and approved by the Chief Legal Officer before being established to confirm that the 10b5-1 Trading Plan complies with all pertinent company policies and applicable securities laws.

The Company is required to disclose certain information on a quarterly basis on Form 10-Q and 10-K with respect to the adoption, material modification or termination by any Section 16 Person of (i) 10b5-1 Trading Plans, and (ii) any written trading arrangement for Company Securities that (A) specifies, or includes a written formula, algorithm or computer formula for determining, the amount of securities to be purchased or sold and the price at which and date on which the securities are to be purchased or sold, or (B) does not permit the person adopting the plan to exercise any subsequent influence over how, when or whether to effect purchases or sales (any such trading arrangement, a “Non-10b5-1 Trading Plan”). By entering into a 10b5-1 Trading Plan or Non-10b5-1 Trading Plan, Section 16 Persons are deemed to understand, and agree to cooperate with NGM with respect to, such disclosure obligations, including by notifying the Chief Compliance Officer or their designee of information relevant to the preparation of such disclosure.

F.
Post-Termination Transactions

The Policy continues to apply to transactions in Company Securities even after your service with the Company has ended (other than the pre-clearance and trading prohibitions during a Blackout Period, which will cease to apply upon the expiration of any Blackout Period pending at the time of the termination of service). If you are aware of material non-public information when your employment terminates, you may not purchase or sell Company Securities until that information has become public or is no longer material.

V.
CONSEQUENCES OF VIOLATION

Insider trading is a serious crime. There are no thresholds or limits on the size of a transaction that will trigger insider trading liability. Insider trading violations are pursued vigorously by the SEC and can be detected using advanced technologies. In the past, relatively small trades have resulted in investigations by the SEC or the Department of Justice and lawsuits.

Individuals found liable for insider trading (and tipping) face penalties of up to three (3) times the profit gained or loss avoided, a criminal fine of up to $5 million and up to twenty (20) years in jail. In addition to the potential criminal and civil liabilities, in certain circumstances the Company may be able to recover all profits made by an insider who traded illegally plus collect other damages. Furthermore, the Company (and its executive officers and directors) could face penalties the greater of $1 million or three

(3) times the profit gained or loss avoided as a result of an employee’s violation and/or criminal penalty of up to $25 million.

Any violation of this Policy should be brought to the attention of the Chief Legal Officer. Without regard to civil or criminal penalties that may be imposed by others, violation of this Policy and its procedures may constitute grounds for dismissal from the Company.

Last updated by the Board of Directors on September 19, 2024.